UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Altiris, Inc.

(Name of Registrant as Specified in its Charter)

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Filed by Altiris, Inc.

Pursuant to Rule 14a-12 of

the Securities Exchange Act of 1934

Subject Company: Altiris, Inc.

Commission File No.: 000-49793

The following questions and answers were

posted on the Company’s internal Intranet site for employees of Altiris, Inc. on February 5, 2007

OUTSTANDING OPTIONS

What happens to my outstanding options in the merger?

Symantec will assume all of your outstanding options in the merger and your assumed options will be converted into options to purchase shares of Symantec common stock. Generally, each option will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Altiris stock plan under which your option was granted and the individual stock option agreements between you and Altiris. The difference is that, following the closing of the merger, your options will become options to purchase Symantec common stock with the exercise price and number of shares subject to your options adjusted to reflect the merger. The exercise price and the number of shares of Symantec common stock subject to your options after the merger will be determined pursuant to the merger agreement, which generally provides as follows:

Number of shares Subject to Symantec options

The number of shares of Symantec common stock subject to your option will be determined by multiplying the number of shares that were subject to your option immediately prior to the merger by the “Exchange Ratio” and then rounding the result down to the nearest whole share. The Exchange Ratio will be calculated immediately prior to the merger by dividing $33.00 by the average of the closing sales prices of Symantec common stock as quoted on the NASDAQ for the 10 consecutive trading days ending with the trading day that is one trading day prior to the closing of the merger.

New Exercise Price of Symantec options

The per share exercise price for each share issuable upon exercise of your option will be adjusted to a price determined by dividing the per share exercise price applicable to your option prior to the merger by the Exchange Ratio and rounding up to the nearest whole cent.

What happens if I exercise my currently outstanding options prior to the merger?

If you exercise your currently outstanding options prior to the merger and do not sell, you will hold shares at the time of the merger, and you will be entitled to receive $33.00 for your shares in accordance with the merger agreement. If you sell Altiris shares on the market prior to the closing of the acquisition, you will get the applicable market price for Altiris shares at the time of sale.

If you have options issued under the Pedestal stock plan, you may have incentive stock options (this information is on your notice of grant). If you have incentive stock options, you should be aware that, if you exercise an incentive stock option now, the receipt of cash consideration for the acquired shares in the merger will constitute a “disqualifying disposition” of those shares. As is explained in more detail below, this means that you will be required to recognize ordinary income for each share you receive in an amount equal to the fair market value of a share on the date of exercise (which will approximate the cash consideration) minus your per-share exercise price. One of the advantages of incentive stock options is the ability to receive capital gain treatment upon the disposition of the shares acquired pursuant to the options, provided that certain holding period requirements are met. If your incentive stock options are assumed by Symantec, you will have the opportunity to meet the required holding periods with respect to shares acquired following the merger. If you exercise your incentive stock options prior to the merger closing and receive the cash consideration, the holding period requirements will not be met, and you will lose the tax advantage associated with your incentive stock options.

OUTSTANDING RSUs

What happens to my outstanding, unvested RSUs in the merger?

Symantec will assume all of your outstanding and unvested restricted stock units (“RSUs”) in the merger and your assumed unvested RSUs will be converted into rights to receive shares of Symantec common stock. Vested RSUs are delivered in shares at the vesting time and will be Altiris shares at the closing. Generally, each unvested RSU will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Altiris stock plan under which your unvested RSUs were granted and the restricted stock unit award agreement between you and Altiris, except that your RSUs will become rights to receive Symantec common stock at vesting with the number of shares subject to your RSUs adjusted to reflect the merger. The number of shares of Symantec common stock will be adjusted by multiplying the number of shares of Altiris common stock subject to your RSU by the Exchange Ratio (as defined above) and rounding down to the nearest whole share.

OUTSTANDING RESTRICTED SHARES

What happens in the merger to the shares I received as restricted stock awards?

Any restricted shares you hold as of the merger date will be converted into the right to receive cash in accordance with your vesting schedule. The timing of your cash consideration payments and the tax consequences of your receipt of the cash consideration are described below.

When will I receive cash consideration with respect to my shares?

In general, you will receive cash consideration with respect to your vested shares at the time of the merger and will receive the cash consideration with respect to your unvested shares in accordance with your vesting schedule, provided that you satisfy the applicable vesting requirements, and reduced by applicable tax withholding. Any cash payments made for vesting of unvested shares will be made by Symantec according to normal payroll procedures following the month in which such cash payments vested.

What are the tax consequences of disposing of my shares in the merger?

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER. NEITHER ALTIRIS NOR SYMANTEC ARE PROVIDING PERSONAL TAX ADVICE.

Except as provided below, you will be treated as having sold your shares to Symantec in the merger and will recognize gain or loss measured by the difference between the amount realized and your basis in such shares. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such shares were held for more than one year at the closing of the merger. In addition, a portion of newly vested cash received with respect to Altiris restricted stock awards, as described above, may be treated as imputed income under the tax code. (See discussion below regarding “disqualifying dispositions.”)

What are the tax consequences of disposing of my ISO shares in a “disqualifying disposition”?

The merger will constitute a “disqualifying disposition” of shares you acquired pursuant to the exercise of an “incentive stock option” (“ISO shares”), if the closing date of the merger is either (i) within one year after the date you exercised your option or (ii) within two years from the date your option was granted. If your ISO shares are treated as sold in a disqualifying disposition, you will generally recognize ordinary income equal to the excess of the fair market value of your ISO shares (as determined on the date your option was exercised) over the exercise price for those ISO shares. If the fair market value of your ISO shares increased between the date your option was exercised and the closing date of the merger, such increase will constitute capital gain. Such capital gain will be long-term capital gain if the closing date of the merger is more than one year after the date upon which the option was exercised and will otherwise constitute short-term capital gain.

This summary is not personal tax advice. It is based on current law, which is subject to change and which change may be retroactive. In addition, this summary is not intended to be exhaustive and does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances. Finally, this summary does not discuss any U.S. federal estate and gift tax laws or any state, local, or non-U.S. laws. You should consult your own tax advisor regarding the consequences of the merger to you in light of your particular tax situation.

COMPANY EMPLOYEE STOCK PURCHASE PLAN

The Company Employee Stock Purchase Plan (“ESPP”) will be terminated in connection with the merger. A new exercise date will be set close to the closing date of the merger. Any amounts that you have contributed under the ESPP will be used to purchase Altiris shares in a shortened offering period ending on the exercise date in accordance with ESPP terms.

FURTHER QUESTIONS

If you have general questions about options or RSUs, please refer to the educational videos available through your E*Trade account. If you would like more general information about taxes and options and RSUs, please see the 2002 Stock Plan prospectus. If you have any other questions regarding your options, shares, or RSUs, please contact Jonathan Golightly at (801) 494-5214.

Additional Information

Altiris intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.

Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Altiris’ directors and executive officers is set forth in Altiris’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 26, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Altiris’ Investor Relations page on its corporate website at www.altiris.com.